UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 7, 2014, MEI Pharma, Inc. (the “Company”) announced the appointment of David M. Urso as Senior Vice President of Corporate Development and General Counsel.

Mr. Urso, 49, joins MEI Pharma with more than two decades of experience in the life science industry, most recently as Chief Operating Officer and General Counsel at Tioga Pharmaceuticals, a privately-held drug company he co-founded in 2005 as a Principal at Forward Ventures, a life sciences venture capital firm. At Forward Ventures, Mr. Urso was responsible for identifying and developing life science venture capital investments. Prior to joining Forward Ventures in 2002, Mr. Urso was Director of Corporate Development and Legal Affairs at DNA Sciences, Inc. Previously, he worked as an attorney in the corporate securities and licensing groups at Wilson Sonsini Goodrich & Rosati LLP and Cooley Godward LLP, after beginning his career as a bench scientist at SmithKline Beecham and the University of Pennsylvania Medical School. Mr. Urso received a J.D. from Harvard Law School and a B.A. in Molecular Biology and Philosophy from Reed College.

In connection with Mr. Urso’s appointment, the Company has entered into an Employment Letter, dated March 6, 2014, with Mr. Urso (the “Employment Letter”). Pursuant to the terms of the Employment Letter, Mr. Urso will receive an annual base salary of $300,000. Commencing with the Company’s 2015 fiscal year, Mr. Urso will have the opportunity to earn an annual performance-based cash bonus with a target bonus of 30% of his base salary. Mr. Urso also received an initial stock option grant to purchase up to 120,000 shares of the Company’s common stock, with an exercise price per share equal to the closing price of the Company’s common stock on April 7, 2014. The grant was made pursuant to the terms of the Company’s Amended and Restated 2008 Stock Omnibus Equity Compensation Plan (the “Plan”). Twenty-five percent of Mr. Urso’s options will vest on April 7, 2015, and, thereafter, the remaining seventy-five percent of the options will vest in equal monthly installments over the following thirty-six (36) months. In the event of a Change in Control of the Company, as defined in the Plan, Mr. Urso’s options will become fully vested.

Mr. Urso may terminate his employment at any time other than for Good Reason (as defined in the Employment Letter), upon providing one month advance notice to the Company. Mr. Urso may terminate his employment with Good Reason by providing the Company with notice within sixty (60) days of the event giving rise to the Good Reason (and the Company does not cure the Good Reason event within thirty (30) days after receiving notice). The Company has the right to terminate Mr. Urso’s employment with or without Cause (as defined in the Employment Letter) at any time. If Mr. Urso’s employment is terminated by the Company without Cause or by Mr. Urso for Good Reason, Mr. Urso will be entitled to (i) a lump sum payment in an amount equal to nine (9) months of his base salary and (ii) accelerated vesting of his options such that Mr. Urso will be vested in the same number of options as if he had continued to be employed by the Company for an additional nine (9) months.

There is no arrangement or understanding between Mr. Urso and any other persons pursuant to which he was selected as Senior Vice President of Corporate Development and General Counsel. Mr. Urso does not have any family relationships with any director, executive officer or person nominated by the Company to become a director or executive officer. There are no relationships between Mr. Urso and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The foregoing summary description of Mr. Urso’s Employment Letter is qualified in its entirety by reference to the Employment Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Letter, dated March 6, 2014, between MEI Pharma, Inc. and David M. Urso

99.1	Press release issued April 8, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: April 8, 2014

Index to Exhibits

Exhibit No.	Description

10.1	Employment Letter, dated March 6, 2014, between MEI Pharma, Inc. and David M. Urso

99.1	Press release issued April 8, 2014